Exhibit 4.114

Our Ref: Corporate Banking – G140930 [M]

Confidential

16 October 2014

KongZhong Corporation
中國北京海淀區西直門外大街168號騰達大廈35層
郵編 : 100044 (35th floor, Tengda Plaza, No.168 Xizhimenwai Street, Beijing China 100044)

Attention: 楊洋小姐, 執行副總裁 (Ms. Yang Yang, Executive vice president)

Dear Sirs,

BANKING FACILITIES

With reference to our recent discussions, we, Hang Seng Bank Limited (the “Bank”) are pleased to offer the following banking facility/ facilities (the “Facilities”) to the borrower(s) specified below (the “Borrower”).

The Facilities will be made available on the terms and conditions set out in this letter and the Standard Terms and Conditions for Banking Facilities attached and upon satisfactory completion of the security specified below.

The Facilities are subject to review at any time and in any event by 30 September 2015 and also subject to our overriding right of repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities. The Bank shall have an unrestricted discretion to cancel or suspend, or determine whether or not to permit drawings in relation to, the Facilities.

1.	Borrower

KongZhong Corporation

2.	Facilities and Limits

Term Loan Facility	RMB310,000,000

Total Facility Limit	RMB310,000,000

KongZhong Corporation

Our Ref: Corporate Banking – G140930 [M]

3.	Facilities and Conditions

Term Loan Facility	:	Loan Amount: RMB310,000,000 or its equivalent in HKD/ USD

Purpose: To finance the Group’s general offshore working capital including dividend payment, offshore procurement and M&A.

Final Maturity Date: 12 months from the date of drawdown or 2 weeks before the expiry date of SBDC (as mentioned under “Security” section below), whichever is earlier.

Drawdown Availability Period: Subject to the fulfilment of Conditions Precedent, this facility will be available within 3 months from the date of this letter.

Drawdown: Drawdown can be made on any Business Day within the availability period by giving the Bank three Business Days prior written notice and the drawdown may be in minimum of RMB10,000,000/ USD1,000,000/ HKD10,000,000 and in its integral multiple.

Each drawdown shall be supported by receipt by the Bank of the SBDC for an amount not less than the proposed drawdown amount, provided that total SBDC issued shall not be less than aggregate amount of drawdown under this facility. Total limit available for drawdown shall not exceed 100% of the total credit amount of the SBDC(s) received at any time.

Disbursement control: The Borrower shall provide to the Bank sufficient documentary proof of loan proceeds satisfying purpose of this facility and direct remittance to 3rd party outside PRC.

Interest Rate and Payment:
For drawdown in RMB: 4% per annum over RMB Prime Rate and payable quarterly.

For drawdown in HKD/USD: 1.35% per annum over 3 month HIBOR/ LIBOR or the Bank’s Cost of Funds, whichever is higher, payable at the end of each interest period. No Interest Period shall extend beyond the Final Maturity Date.

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KongZhong Corporation

Our Ref: Corporate Banking – G140930 [M]

Repayment: Repayment in one lump sum on the Final Maturity Date.

All sums which may become due to the Bank from time to time in respect of this facility (including but not limited to principal and interest) are to be directly debited from the account maintained with the Bank.

Prepayment: Prepayment (in whole or in part) is allowed provided that the Bank receives 30 days’ prior written notice and such prepayment is made on an interest payment date with a minimum amount of RMB10,000,000/ USD1,000,000/ HKD10,000,000. A prepayment fee 0.5% on the amount prepaid shall be charged. Amount prepaid shall not be available for redrawing thereafter.

Arrangement Fee: 0.25% on Loan Amount and payable upon acceptance of this letter.

Representations and Warranties: Customary for financings of this nature and appropriate in the judgement of the Bank to be applied to the Borrower, including but not limited to the following:

(i)	All necessary government and regulatory approvals for this facility to be obtained;

(ii)	The borrowings made under this facility will constitute direct, unsecured and unsubordinated obligations of the Borrower and will at all times rank at least pari passu among themselves and with all other present and future unsecured and unsubordinated obligations of the Borrower;

(iii)	No material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, the guarantor or any of its subsidiaries taken as a whole since the first drawdown date of this facility.

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KongZhong Corporation

Our Ref: Corporate Banking – G140930 [M]

Top-up provision: The Borrower shall ensure Loan-To-Valuation Ratio throughout the entire period of this facility shall equivalent to not more than 100% (the exchange rates of RMB/HKD/USD shall be at the discretion of the Bank). The Borrower shall pay down the outstanding balance of this facility within 7 Business Days upon receipt of a notice from the Bank to restore the Loan-To-Valuation Ratio to 100% or below in any event if the Loan-To-Valuation Ratio exceeds 102%.

“Loan-To-Valuation Ratio” means the ratio of aggregate outstanding amount of this facility to the amount of SBDC received by the Bank.

Furthermore, the Borrower shall pay the Bank the remaining outstanding balance of this facility when exchange difference between RMB/HKD/USD occurs upon final maturity or the claiming of the SBDC by the Lender, whichever is earlier, to ensure the principal and interest of this facility are fully settled.

Other Covenants: Customary for financing of this nature and appropriate in the judgment of the Bank to be applied to the Borrower and/or the guarantor(s) throughout the life of this facility, including but not limited to:

(i)	The Borrower shall not merge or consolidate with any non-group companies which, in the opinion of the Bank, shall impair the ability of the Borrower to fulfill its obligations under this facility.

(ii)	The Borrower shall remain its listing status in NASDAQ and its shares shall not be suspended for trading for more than ten consecutive trading days, unless getting the Bank’s consent.

(iii)	The Borrower undertakes not to, without the prior written consent of the Bank, sell, transfer, assign or dispose of the whole or a substantial part of its assets or revenues, whether by one transaction or a series of related or unrelated transactions and whether at the same time or over a period of time.

(iv)	The Borrower shall not change the nature and scope of business in any material aspect.

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KongZhong Corporation

Our Ref: Corporate Banking – G140930 [M]

(v)	The Borrower undertakes that the use of loans, and the flow of, proceeds of any facilities granted by the Bank complies with all applicable legal and regulatory requirements of the People's Republic of China (“PRC”) and Laws of HKSAR, and that the Borrower irrevocably and unconditionally undertakes to indemnify the Bank on demand for all losses, liabilities, claims, demand, damage, taxes, costs, charges and expenses of any kind which may be incurred or suffered by the Bank arising out of or in connection with any breach of this undertaking by the Borrower at any time.

(vi)	The Borrower shall undertake that the proceeds of this facility will not be directly or indirectly repatriated into PRC.

(vii)	The Borrower declares and undertakes that the entry into and performance by the Borrower of, and the utilization of any Facilities or the flow of proceeds drawn under this letter do not and will not conflict with any law or regulation applicable to the Borrower (including without limitation (i) those in force in the PRC and Hong Kong and (ii) those relating to economic sanctions, anti-bribery / corruption, anti-money laundering and anti-terrorist financing). This declaration and undertaking is deemed to be made by the Borrower by reference to the facts then existing on each day during the subsistence of this letter;

(viii)	In the case of a drawdown made in a currency different from the currency in which the SBDC referred to in paragraph 4 below is denominated (“SBDC Currency”);

(a) payments to be made to the Bank by the issuer of the SBDC should be in the SBDC Currency;

(b) the loan outstanding has to be converted to SBDC currency 1) before claim should there be default or 2) per the issuing bank’s request should there be change in PRC policy; and

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KongZhong Corporation

Our Ref: Corporate Banking – G140930 [M]

(c) the Borrower agrees that the Bank shall convert any outstanding indebtedness to the SBDC currency at a rate determined by the Bank to be prevailing in the relevant foreign exchange market at the relevant time, such determination to be conclusive and binding on the Borrower.

(ix)	Throughout life of this facility, KongZhong Information Technologies (Beijing) Co., Ltd. and KongZhong China Co., Ltd. should maintain existing respective shareholding of its subsidiary, Beijing AirInbox Information Technologies Co., Ltd. and Shanghai Dacheng Network Technology Co Ltd.

(x)	A legal opinion satisfactory to the Bank on the Borrower’s capacity to enter into this letter shall be obtained within 3 months after drawdown of this facility.

(xi)	The Borrower shall ensure all dividend payout by obligors of the Bank or Hang Seng Bank (China) Limited should be channeled through the Bank or Hang Seng Bank (China) Limited.

“Dividend Payment” means the aggregate of final and interim dividend and other distribution declared, recommended or made.

(xii)	The Borrower shall ensure all withholding tax arising from dividend payout should be borne by the Borrower.

Information Covenants: The Borrower and the corporate guarantor(s) shall provide to the Bank other relevant financial or operational information of the Borrower, the guarantor(s) and any of the Group subsidiaries as the Bank may from time to time reasonably request.

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KongZhong Corporation

Our Ref: Corporate Banking – G140930 [M]

Conditions Precedent: Subject to the due diligence in form and substance satisfactory to the Bank, conditions precedent to Drawdown shall include, without limitation, the following:

(i)	The relevant loan and security documents have been executed and delivered in form and substance satisfactory to the Bank and registered with relevant authorities. (if any)

(ii)	Evidence showing that all necessary government and corporate approvals have been obtained. (if any)

(iii)	No event of default is in existence and continuing or would result from the relevant drawing being made and no force majeure event shall exist.

(iv)	The Representations and Warranties contained in this letter are true and correct in all material respects.

(v)	Documentary proof showing loan proceeds are utilized or to be satisfied in accordance with the purpose of this facility, including but not limited to declaration of dividend payment, interest payment and refinancing of debt.

(vi)	Loan proceeds should not be used to finance the acquisition of any company has ownership/direct holding of most of its assets located in the Mainland.

(vii)	Loan proceeds will not be directly/ indirectly remitted to any receiving agent of a PRC entity.

Conditions Subsequent: The Borrower shall submit evidence satisfactory to the Bank that the drawdown proceeds is for offshore general working capital needs including the repayment of the Group’s offshore interest expenses within 3 months from the drawdown date.

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KongZhong Corporation

Our Ref: Corporate Banking – G140930 [M]

4.	Security

The availability of the Facilities is conditional upon the Bank’s receipt of the following documents in form and substance satisfactory to the Bank:-

(1) A Guarantee in the Bank’s standard form for unlimited amount from KongZhong China Co., Ltd.

(2) A Guarantee in the Bank’s standard form for unlimited amount from KongZhong Information Technologies (Beijing) Co., Ltd.

(3) A Standby Documentary Credits for RMB310,000,000 issued or to be issued in favour of the Bank by a reputable bank and in the contents that are acceptable to the Bank. (the “SBDC”)

The Borrower and the corporate guarantor(s) (if any) and the corporate security provider(s) (if any) shall provide certified true copies of any consent, license, approval or authorization of, or registration or declaration with any governmental authority, bureau or agency required in connection with the execution, delivery, performance, validity and enforceability of this facility and all other documents required by the Bank.

The Borrower and the corporate guarantor(s) (if any) and the corporate security provider(s) (if any) shall provide such other documents, items or evidence as the Bank may reasonably request from time to time.

5.	Undertakings

The Borrower and the under-mentioned undertaking parties (if any) will undertake to the Bank as follows:-

(1) The Borrower shall submit to the Bank a new SBDC or an amendment of any SBDC which the Bank has accepted for the purpose of Clause 4 above, which is acceptable to the Bank and in favour of the Bank, within 14 calendar days prior to the expiry date of any SBDC which the Bank has accepted for the purpose of Clause 4 above.

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KongZhong Corporation

Our Ref: Corporate Banking – G140930 [M]

(2)

The Borrower undertakes that for any Facilities denominated in Renminbi (if any), it will not directly or indirectly on-lend the proceeds of such Facilities to (i) any individuals and (ii) any Designated Business Customers if the proceeds of such Facilities (or any other Renminbi proceeds derived therefrom) are directly or indirectly credited to Renminbi accounts for the category of Designated Business Customers which are maintained for limited purposes of handling Renminbi cashnotes obtained in their ordinary course of business as Designated Business Customers and for Renminbi bond investment.

"Designated Business Customers" means establishments that have had a business relationship with a Hong Kong Renminbi business participating bank for more than three years which engage in commercial retail, catering, accommodation, transportation services, communications services, medical services, or educational services, including such establishments that have had a business relationship with such participating bank for less than three years, but with concrete evidence to show that they have the actual relevant business background.

The Borrower shall and agree to indemnify the Bank for all losses and liabilities incurred or suffered by the Bank arising out of or in connection with any breach of the above undertaking by the Borrower.

(3)	The Borrower and the corporate guarantor(s) (if any) shall provide to the Bank a certified copy of its annual audited accounts/financial statements (consolidated if applicable) within 120 days after the end of each financial year and such other relevant financial information as the Bank may from time to time reasonably request.

(4)	The Borrower and the corporate guarantor(s) (if any) shall provide to the Bank a certified copy of its semi-annual unaudited accounts/financial statements (consolidated if applicable) within 90 days after the end of each financial period and such other relevant financial information as the Bank may from time to time reasonably request.

(5)	Each of the Borrower and the corporate guarantor(s) (if any) and the corporate security provider(s) (if any) shall immediately inform the Bank once there are changes of its directors or beneficial shareholders or amendment to its memorandum of association (if any) and articles of association or equivalent constitutional documents and shall ensure that such changes/amendment are updated in the company registry of its place of incorporation promptly.

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KongZhong Corporation

Our Ref: Corporate Banking – G140930 [M]

6.	Fees

Upon completing each review of the Facilities, the Bank is authorised to debit the current account maintained by the Borrower with the Bank for the facility review fee as the Bank may prescribe from time to time.

If applicable, a valuation fee shall be payable by the Borrower for the purpose of valuation of the property by surveyor appointed by the Bank in its sole discretion. The Bank is authorised to debit the current account maintained by the Borrower with the Bank for such valuation fee as the surveyor may charge, notwithstanding that the Borrower does not accept this Facility Letter, the Facilities are not made available due to the Borrower failing to comply with the terms and conditions set out in this Facility Letter, or the Facilities are cancelled or suspended at any time.

Section 83 of the Banking Ordinance

Section 83 of the Banking Ordinance (Cap. 155, Laws of Hong Kong) has imposed on us as a bank certain limitations on advances to persons related to our directors or employees. In accepting the Facilities, the Borrower should advise us whether the Borrower is in any way related to any of our directors or employees within the meaning of Section 83 and in the absence of such advice we will assume that the Borrower is not so related. We would also ask that if the Borrower becomes so related subsequent to accepting the Facilities, the Borrower should immediately advise us in writing.

Please note that in reviewing the Facilities, we may make reference to the credit report(s) of the Borrower(s)/guarantor(s)/security provider(s) (as the case may be) from the credit reference agency(ies). If you wish to access the report(s) yourself, you can contact the credit reference agency(ies) directly at the following address:

Commercial credit reference agency:

Dun & Bradstreet (HK) Ltd., Unit 1308-1315, 13/F., BEA Tower, Millennium City 5, 418 Kwun Tong Road, Kwun Tong, Kowloon.

Tel: 2516 1100 ; Fax: 2960 4721.

Please arrange for the enclosed copy of this letter to be signed by the Borrower and all guarantors and security providers of the Facilities and return the same to the Bank with Board Resolution(s) and Shareholder’s Resolution(s) (if applicable) of the Borrower and all guarantors and security providers before 15 November 2014, failing which our offer shall lapse unless it is extended by us at our absolute discretion.

By accepting this Facility Letter, you would agree to channel all your remittance transactions and insurance arrangement to the Bank. Our Payments and Cash Management Department and General Insurance Sales Department would contact you to offer our services on remittance and insurance respectively.

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KongZhong Corporation

Our Ref: Corporate Banking – G140930 [M]

Should you have any queries, please do not hesitate to contact the following persons:-

Queries on	Name	Telephone No.
Banking arrangement	Mr. Yang Ming David	21983942
Factoring arrangement	Ms. Joan Kwan	21988678
Insurance	Mr. Vincent Mak	36625077
	Mr. John Li	21982522
Remittance	Mr. Billy Chow	21984534
	Remittance Hotline	21986919
Wealth management	Mr. Patrick Lai	21985920
Execution of documents	Documentation Hotline	21982094

Kindly return a signed copy of this letter and other relevant documents to Credit Services Manager of Credit Services & Mortgage Department at L21, Tower 2, Enterprise Square V, 38 Wang Chiu Road, Kowloon Bay, Kowloon, Hong Kong.

We trust that you will make active use of the Facilities and are pleased to be of continued assistance.

Yours faithfully,

For Hang Seng Bank Limited

/s/ CHAN Wai Leung	/s/ CHUNG Hon-ko, Jones
Authorized Signature(s)	Authorized Signature(s)

HM/am

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KongZhong Corporation

Our Ref: Corporate Banking – G140930 [M]

I/We hereby accept the Facilities and agree to be bound by all the terms and conditions set out in this letter and the Standard Terms and Conditions for Banking Facilities, which I/we have read and understood.

/s/ Leilei Wang
KongZhong Corporation

I/We agree to act as guarantor/ security provider of the Facilities upon the terms and conditions set out in this letter and the Standard Terms and Conditions for Banking Facilities.

/s/ Yingnan Zhang (Sealed)	/s/ Yingnan Zhang (Sealed)
KongZhong China Co., Ltd.	KongZhong Information Technologies (Beijing) Co., Ltd

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Standard Terms and Conditions for Banking Facilities

1.	Definitions and Interpretation

1.1	In the Facility Letter and these Standard Terms and Conditions, unless defined otherwise or the context otherwise requires:-

“Bank” means Hang Seng Bank Limited which includes all its branches and offices wherever situated and its successors and assigns;

“Base Rate” means CNH HIBOR, HIBOR, LIBOR, SIBOR or such other interest rate on the lending and borrowing between banks in other interbank market as may be quoted as the base interest rate for the relevant Facilities and specified in the relevant Facility Letter;

“BLR” means the rate which the Bank announces or applies from time to time as its best lending rate for lending Hong Kong dollars or, if applicable, United States dollars or other foreign currency, which rate is subject to fluctuation at the Bank’s discretion;

“Borrower” means the borrower, and where there is more than one borrower, all references to the “Borrower” shall mean all such persons or any one of them specified in the Facility Letter;

“Business Day” means a day (other than a Saturday or a general holiday within the meaning of the General Holidays Ordinance (Cap. 149, Laws of Hong Kong)) on which commercial banks are open for business in Hong Kong and, if applicable, the principal financial centre of the relevant currency or interbank offered rate;

"CNH HIBOR" means the CNH Hong Kong Interbank Offered Rate for the relevant period quoted on the Thomson Reuters Screen Page “CNHHIBOR” at or about 11:15 a.m. two Business Days prior to the first day of the relevant period;

"CNH Offer Rate" means the offer rate for Reminibi finance quoted by the Bank from time to time for the relevant period, which rate is subject to fluctuation at the Bank's discretion;

“Cost of Funds” means the cost to the Bank of funding the Facilities from whatever source(s) it may reasonably select;

“Facilities” means the banking facilities made available by the Bank to the Borrower;

“Facility Letter” means the facility letter issued by the Bank to the Borrower in relation to the Facilities;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“HIBOR” means the Hong Kong Interbank Offered Rate quoted by the Bank for the relevant period, which rate is subject to fluctuation at the Bank’s discretion;

“LIBOR” means the London Interbank Offered Rate quoted by the Bank for the relevant period, which rate is subject to fluctuation at the Bank’s discretion;

“Margin” means the interest margin (i.e. the percentage rate per annum) specified in the Facility Letter;

“Quotation Day” means in relation to any period for which an interest rate is to be determined, the first day of that period unless market practice differs in the relevant interbank market in which case the Quotation Day will be determined in accordance with market practice in the relevant interbank market (and if quotation would normally be given by leading banks in the relevant market on more than one day, the Quotation Day will be the last of those days);

“RMB Prime Rate” means the rate which the Bank announces or applies from time to time as its base rate for Renminbi finance, which rate is subject to fluctuation at the Bank’s discretion;

“SIBOR” means the Singapore Interbank Offered Rate quoted by the Bank for the relevant period, which rate is subject to fluctuation at the Bank’s discretion;

“Subsidiary” has the meaning given to it in the Companies Ordinance (Cap. 622, Laws of Hong Kong); and

“Supplement” means a supplement to these Standard Terms and Conditions.

1.2	In the Facility Letter and these Standard Terms and Conditions, unless the context otherwise requires:-

(a)	any reference to a person includes an individual, a company, a partnership, a sole proprietorship or an unincorporated body and its successors and assigns;

(b)	any reference to a document includes that document as amended, varied, supplemented, replaced or restated in any manner from time to time;

(c)	any reference to an enactment includes that enactment as amended or re-enacted and any subsidiary legislation made under it;

(d)	words importing the singular include the plural and vice versa and words importing a gender include every gender;

(e)	the words “other”, “include(s)”, “including” and “in particular” do not limit the generality of any preceding words and are not to be construed as being limited to the same class as the preceding words where a wider construction is possible; and

(f)	headings are inserted for reference only and are to be ignored in construing the Facility Letter and these Standard Terms and Conditions.

2.	Bank’s rights

2.1	The Bank reserves the right to terminate any offer of facilities set out in the Facility Letter by notice to the Borrower without giving any reason and the Borrower shall not be entitled to claim any damages or compensation for such termination from the Bank.

2.2	The Bank shall have the right at any time to require any security or further security to be provided by the Borrower or any third party to secure the Facilities or any other obligations of the Borrower to the Bank. At the request of the Bank, the Borrower shall execute such documents and perform such acts as the Bank may consider necessary to create and perfect the required security.

3.	Interest

The Bank shall be entitled to debit any interest due and payable by the Borrower under the Facilities from any account of the Borrower maintained with the Bank.

4.	Default Interest

Notwithstanding any provisions in these Standard Terms and Conditions and the Facility Letter, all sums (whether principal, interest, fees, charges or otherwise) due but unpaid in respect of the Facilities shall bear default interest at such rate as the Bank may at its absolute discretion determine from time to time.

5.	Changes to Calculation of Interest

5.1	Market disruption

(a)	If a Market Disruption Event (as defined below) occurs in relation to the Facilities for any interest period, then the rate of interest on those Facilities for that interest period shall be the percentage rate per annum which is the sum of:-

(i)	the Margin; and

(ii)	the percentage rate per annum notified to the Borrower by the Bank, as soon as practicable and in any event before interest is due to be paid in respect of that interest period, as the Cost of Funds.

(b)	“Market Disruption Event” means:-

(i)	at or about noon on the Quotation Day for the relevant interest period the Bank determines (which determination shall be conclusive and binding) that (aa) it is unable to obtain a quotation to determine the relevant Base Rate applicable for the relevant interest period; or (bb), by reason of circumstances affecting the relevant interbank market generally, adequate or fair means do not or will not exist to ascertain the relevant Base Rate applicable for the relevant interest period; or (cc) the relevant Base Rate is zero or negative or is not available for whatever reasons; or

(ii)	at any time on the Quotation Day for the relevant interest period, the Bank determines (which determination shall be conclusive and binding) that the cost to it of obtaining matching deposits in the relevant interbank market would be in excess of the relevant Base Rate.

(c)	If a Market Disruption Event shall occur, the Bank shall promptly notify the Borrower thereof.

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6.	Drawings against Uncleared Funds

If the Bank permits the Borrower to draw against funds to be collected or transferred from any account, the Borrower shall on demand reimburse the Bank in full the amount so drawn if the Bank does not receive the funds in full at the time the Bank ought to have received the same or if, after the Bank has accepted the transfer, the Bank is prevented from collecting or freely dealing with the funds in accordance with usual banking practice.

7.	Refusal of Payment

The Borrower hereby irrevocably authorizes the Bank to refuse payment of any cheque, bill or any other document the payment of which would reduce the Borrower’s credit balance with the Bank below the amount of total indebtedness owing by the Borrower to the Bank whether actually or contingently.

8.	Borrower’s Accounts

The Bank may, at any time, continue any existing account and open any new account in the name of the Borrower and no subsequent transactions, receipts or payments involving such new accounts shall affect the liabilities of the Borrower.

9.	Representations and Warranties

The Borrower represents and warrants to the Bank that:-

(a)	in respect of all transactions under the Facilities it is acting as principal and not as agent;

(b)	it is duly incorporated and validly existing under the law of its incorporation;

(c)	its total borrowings and liabilities, actual or contingent and including any sums owing hereunder, are within its powers under the terms of its constitutional documents;

(d)	it has the power to enter into the Facility Letter and to perform its obligations thereunder and all corporate and other actions required to authorize the execution of the Facility Letter and the performance of its obligations thereunder have been duly taken; and

(e)	all acts, conditions and things required to be done, fulfilled and performed in order to ensure that the obligations to be assumed by it under the Facility Letter are legal, valid and binding have been done, fulfilled and performed.

10.	Undertakings

10.1	Without prejudice to any other undertakings of the Borrower to the Bank, the Borrower undertakes to the Bank that so long as any of the Facilities are made available to the Borrower or any amount remains outstanding under the Facilities, the Borrower shall at all times promptly advise the Bank of any material adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiary and notify the Bank of any litigation, arbitration or proceedings, pending or threatened against the Borrower or any of its Subsidiary which might materially affect the continued operations or financial condition of the Borrower. If the Borrower fails to provide such advice or notice to the Bank within seven (7) days after the Borrower has knowledge of such change or proceedings, all outstandings under the Facilities shall become immediately due and payable and the Bank shall have the right to demand immediate repayment of such outstandings.

10.2	If the Borrower or a shareholder (whether direct or indirect, legal or beneficial) of the Borrower is a company incorporated in a country that permits issuance of bearer shares, the Borrower confirms and warrants that neither it nor such shareholder has issued any bearer shares and further undertakes that neither it nor such shareholder will issue or convert any of its shares or such shareholder's shares (as the case may be) to bearer form without the prior written consent of the Bank.

11.	Fees and Expenses

11.1	The Borrower shall on demand pay to the Bank such commission, fees and charges in connection with the Facilities and other services provided to the Borrower (including insurance cover) at such rate, in such amount and in such manner as the Bank may stipulate. The Bank may, from time to time at its absolute discretion and without prior notice to or consent from the Borrower, impose further fees and charges which may be chargeable on the Facilities of the same type and change the terms of the existing and future fees and charges including the rate thereof. The Bank shall be entitled to debit all commission, fees and charges payable by the Borrower from any account of the Borrower maintained with the Bank without prior notice. All commission, fees and charges once paid by the Borrower shall not be refundable.

11.2	All costs and expenses (including legal fees) incurred by the Bank in connection with the Facilities and any matters arising therefrom shall be reimbursed by the Borrower on demand.

11.3	All fees, charges, costs and expenses payable by the Borrower shall continue to be payable notwithstanding that the Borrower’s application for the Facilities is not accepted or the Facilities are cancelled, modified or withdrawn at any time.

12.	Insurance

Any property mortgaged to the Bank shall be insured against the risks of fire, earthquake (fire, shock and flood), landslip and subsidence endorsement, explosion, typhoon, windstorm and flood for an amount which is not less than the reinstatement cost of such property or any other amount as required and determined by the Bank at its sole discretion. The insurance shall be taken out with QBE General Insurance (Hong Kong) Limited or such other insurance company with the Bank’s prior approval at the Bank’s sole discretion and the insurance policy denoting the Bank’s interest as chargee, together with the receipt for premium paid, shall be lodged with the Bank on or before execution of the mortgage over the property; the renewal policy, also with the Bank’s interest being denoted thereon, shall be lodged with the Bank no later than 14 days prior to the renewal date of the policy. Otherwise, the Bank will insure the property on behalf of the Borrower or, as the case may be, the mortgagor, the premium of which shall be debited to the Borrower’s or, as the case may be, the mortgagor’s account with the Bank. If the insured amount is based on the reinstatement cost, a valuation and administration fee shall be charged for the initial and each subsequent renewal. The Bank may require an updated valuation report at any time as it thinks fit and all valuation fees shall be for the account of the Borrower.

Any machinery charged to the Bank shall be insured for the full replacement value of the machinery when it is new. The insurance shall be taken out with QBE General Insurance (Hong Kong) Limited or such other insurance company with the Bank’s prior approval at the Bank’s sole discretion and the insurance policy noting the Bank’s interest as chargee, together with the receipt for premium paid, shall be lodged with the Bank on or before drawdown of the facility. The renewal policy, also with the Bank’s interest noted thereon, shall be lodged with the Bank no later than 14 days prior to the renewal date of the policy. Otherwise, the Bank will insure the machinery on behalf of the Borrower or, as the case may be, the chargor, the premium of which shall be debited to the Borrower’s or, as the case may be, the chargor’s account with the Bank.

13.	Taxes

13.1	All payments to be made by the Borrower, any guarantor, security provider or other person (collectively “the obligors” and each “an obligor”) to the Bank in respect of the Facilities or under any documents relating to the Facilities shall be made to the Bank as specified by the Bank without any set-off, counterclaim or condition and free and clear of all present and future taxes, deductions or withholdings of any nature whatsoever. If at any time an obligor is required to make any deduction or withholding for or on account of tax or otherwise from any payment to the Bank, the sum due from that obligor in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which the Bank would have received had no such deduction or withholding been made or required to be made and it shall be the sole responsibility of the obligors to effect payment of such deduction or withholding to the relevant authority within the applicable time limit. The obligors shall jointly and severally indemnify the Bank against any losses, liabilities, interest, penalties, or costs and expenses payable or incurred by reason of any failure of the relevant obligor to make any such deduction or withholding or to effect payment of such deduction or withholding to the relevant authority within the applicable time limit or by reason of any increased payment not being made on the due date for such payment. Upon request of the Bank, the obligors shall jointly and severally and promptly deliver to the Bank evidence satisfactory to the Bank that such deduction or withholding has been made or (as applicable) any appropriate payment paid to the relevant authority.

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13.2	Any fee or charge referred to in the Facility Letter and these Standard Terms and Conditions is exclusive of any value added tax, goods and services tax or any other tax which might be chargeable in connection with that fee or charge. If any value added tax, goods and services tax or other tax is so chargeable, it shall be paid by the relevant obligor at the same time as it pays the relevant fee or charge.

14.	Payments

14.1	For the avoidance of doubt, all payments by the Borrower to the Bank pursuant to the Facilities shall be made in immediately available funds.

14.2	All payments by the Borrower to the Bank pursuant to the Facilities shall be made in the currency of the relevant facility or liability or, if the Bank so agrees, in a different currency, in which case the conversion to that different currency shall be made at the Bank’s prevailing exchange rate.

14.3	No payment to the Bank pursuant to the Facilities shall discharge the obligation of the Borrower in respect of which it was made unless and until payment in full has been received in the currency in which it is payable under the Facilities and, to the extent that the amount of any such payment shall on actual conversion into such currency at the Bank’s prevailing exchange rate fall short of the amount of the obligation expressed in that currency, the Borrower shall be liable for the shortfall.

15.	Set-off

The Bank may, at any time and without notice, apply and set-off any credit balance to which the Borrower is entitled on any account with the Bank or any other moneys owed by the Bank to the Borrower in or towards satisfaction of any obligations owed by the Borrower to the Bank. For this purpose, the Bank is authorized to purchase, at its prevailing exchange rate, such other currencies as may be necessary to effect such application with the moneys standing to the credit of such account or to effect conversion of one currency to another in any other manner.

16.	Indemnity

The Borrower shall indemnify the Bank, its officers and employees against all liabilities, claims, demand, losses, damages, taxes, costs, charges and expenses of any kind (including legal fees on a full indemnity basis and related expenses, and any claims by any relevant authorities on the Bank for tax in respect of any profits or gains attributable to the Borrower) which may be incurred by any of them and all actions or proceedings which may be brought by or against any of them in connection with the provision of the Facilities or any services in connection with the Facilities to the Borrower or the exercise or preservation of the Bank’s powers and rights under the Facility Letter and these Standard Terms and Conditions, unless due to the negligence or wilful default of the Bank, its officers or employees and only to the extent of direct and reasonably foreseeable loss and damage (if any) arising directly and solely therefrom. The Bank is entitled to withhold, retain or deduct such portion from the Borrower’s assets in the possession or control of the Bank or such amount from any of the Borrower’s accounts with the Bank as it reasonably determines to be sufficient to cover any amount which may be owed by the Borrower under this Clause. This indemnity shall survive notwithstanding the termination of the Facilities or any services in connection with the Facilities or any part of them.

17.	Joint Borrowers

Where the Borrower consist of more than one person, each Borrower shall be jointly and severally liable with the other Borrower(s) for all sums payable or owing to the Bank under the Facilities (whether incurred by that Borrower or not). The obligations and liabilities of each Borrower shall take effect immediately upon its acceptance of the Facilities. Each Borrower further agrees that the Bank is not required to make any reference to the other Borrower(s) in relation to the utilization of the Facilities by any Borrower(s).

The obligations and liabilities of each Borrower shall not be affected by (i) any time or indulgence granted to or composition with any other Borrower(s) or any other person; (ii) any change, variation or termination of any agreement or arrangement with any other Borrower(s) or any other person; (iii) any release of, or any neglect to obtain, perfect or enforce, any rights or securities against any Borrower(s) or any other person; or (iv) any unenforceability or invalidity of any obligations of any Borrower(s) or any other persons.

18.	Borrower’s Consent to Release Information to Guarantors or Third Party Security Providers

The Borrower consents and acknowledges that the Bank may provide the Borrower’s information to any proposed or actual guarantor or other third party security provider (or their solicitors) in respect of the Facilities, including:-

(a)	any financial information concerning the Borrower;

(b)	a copy or a summary of the Facility Letter;

(c)	a copy of any formal demand for overdue payment which is sent to the Borrower after it has failed to settle an overdue amount; and

(d)	a copy of the latest statement of account provided to the Borrower.

19.	Disclosure of Information to Credit Reference Agency

(a)	Each Borrower acknowledges and agrees that, subject to sub-paragraph (b) below, any information with respect to such Borrower which is provided by such Borrower at the request of the Bank or collected in the course of dealings between such Borrower and the Bank may be disclosed to, or used and retained by, any credit reference agency or similar service provider for the purpose of verifying such information or enabling them to provide such information to other institutions (1) in order that they may carry out credit and other status checks in respect of such Borrower; (2) for the purposes of reasonable monitoring of any indebtedness while there is a current default by such Borrower as borrower or guarantor and/or (3) to assist them in collecting debts.

(b)	For a Borrower which is a limited company:-

(i)	Any Borrower may by giving the Bank 90 days’ notice in writing revoke the consent contained in sub-paragraph (a) above.

(ii)	If any Borrower gives notice to revoke the consent given pursuant to sub-paragraph (a) in accordance with sub-paragraph (b)(i), the Bank may:-

(01)	subject to (06) and (07) below, the Bank may continue to disclose information pursuant to sub-paragraph (a) until the notice of revocation given pursuant to sub-paragraph (b)(i) expires;

(02)	the Bank may notify all persons to whom the Bank is permitted to disclose information pursuant to sub-paragraph (a) of the fact that a notice of revocation has been given pursuant to sub-paragraph (b)(i);

(03)	the Bank may regard the notice of revocation served on the Bank as also applying to the consent such Borrower has previously given in respect of all other credit facilities (including hire purchase or leasing loans) granted to such Borrower by the Bank;

(04)	the Bank may terminate the Facilities and any other facilities provided to such Borrower with effect from the date to be advised by the Bank, subject to the terms and conditions by which the relevant facilities are governed;

(05)	the credit reference agency or similar service provider may continue to retain information provided to it by the Bank in its internal archive for its internal use but not for provision of such information to other institutions when they seek credit reports;

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(06)	the Bank may continue to provide information relating to hire purchase and leasing transactions and loans to wholesalers and retailers to finance the acquisition of stock in trade to the credit reference agency or similar service provider notwithstanding revocation of the consent referred to in paragraph (b)(i) above; and

(07)	the credit reference agency or similar service provider may continue to provide information relating to hire purchase and leasing transactions and loans to wholesalers and retailers to finance the acquisition of stock in trade and information which is a matter of public record notwithstanding the revocation of the consent referred to in paragraph (b)(i) above.

(c)	For a Borrower which is a sole proprietorship or partnership, any Borrower may instruct the Bank, upon termination of an account by full repayment without any refinancing from the Bank, to make a request to the credit reference agency or similar service provider to delete relevant account data from its database, so long as the instruction is given within 5 years after account termination and at no time did the account have a default in payment for a period in excess of 60 days within 5 years immediately before account termination.

(d)	Subject to sub-paragraphs (b) and (c), this consent shall remain in effect despite the termination of any Borrower’s account or borrowing relationship with the Bank.

(e)	This consent is given by the Borrower, or if there are more than one Borrower, by each of the Borrowers severally.

(f)	This consent is in addition to and does not affect any agreement or consent contained in any account rules, terms and conditions or other contracts and agreements or documents governing any Borrower’s account and/or borrowing relationship with the Bank.

19A.	Disclosure of Personal Data and Borrower Information

(a)	To enable the Bank to consider whether to make or continue to make available Facilities to the Borrower, the Borrower shall, upon the Bank’s request, supply to the Bank from time to time personal data relating to the Borrower and/or other information relating to the Borrower and, where applicable, any of the Borrower’s directors, authorized signatories and/or other officers or representatives and failure to do so may result in the Bank’s inability to make or continue to make available Facilities to the Borrower.

(b)	All information and personal data in relation to the Borrower and, where applicable, each of the Borrower’s directors, authorized signatories and/or other officers or representatives and all other information relating to the Facility Letter or the Facilities and any transaction or dealing between each Borrower and the Bank which are in the Bank’s possession or control from time to time shall collectively be referred to as “Borrower Information”.

(c)	The Borrower agrees (for and on behalf of the Borrower and each of the Borrower’s directors, authorized signatories and/or other officers or representatives) that the Bank may:-

(i)	use, store, disclose, transfer (whether within or outside Hong Kong) and/or exchange any Borrower Information to or with such persons as the Bank may consider necessary including any member of the group of companies of which the Bank is a member (“the Group”) for any and all purposes in connection with any service and/or credit or banking facility and/or accommodation provided or to be provided by the Bank or any other member of the Group to the Borrower or to any other person at the request of the Borrower, and/or in connection with matching for whatever purpose (whether or not with a view to taking any adverse action against the Borrower) any Borrower Information with other personal data concerning the Borrower in the Bank’s possession, and/or for the purpose of promoting, improving and furthering the provision of other services and/or facilities by the Bank and any other member of the Group to the Borrower or to any other person at the request of the Borrower generally, and/or for the purpose of detecting or preventing money laundering, terrorist financing or other criminal activities, and/or any other purposes and to such persons as may be in accordance with the Bank’s general policy on disclosure of personal data and/or other information as set out in statements, circulars, notices or other terms and conditions made available by the Bank to the Borrower from time to time; and/or

(ii)	deliver any Borrower Information to any credit reference agency or similar service provider, and in the event of default by the Borrower or by any other person (to whom the Bank has made advances or otherwise give credit or afford Facilities at the request of the Borrower) in performing any obligations or discharging any liabilities to the Bank, to any debt collection agency or similar service provider, and/or provide banker’s or credit references to other financial institutions or other parties in respect of the Borrower; and/or

(iii)	where the Bank considers it necessary or appropriate, the Bank may transfer any Borrower Information to any service provider (whether situated in or outside Hong Kong) for the purpose of data processing or providing any service on the Bank’s behalf to the Borrower. Where the service provider is situated outside Hong Kong in an area where there are less stringent data protection laws, the Bank will impose on the service provider confidentiality undertakings substantially similar to the requirements of the data protection laws in Hong Kong. In any event, the Bank will remain responsible for ensuring the confidentiality of the Borrower Information so transferred.

(d)	If the Borrower Information includes information or data of a third party, the Borrower confirms and warrants that the Borrower has obtained the consent of such third party to the provision of such information or data to the Bank for the foregoing purposes and for disclosure to such persons as stipulated above.

20.	Severability

If any provision of the Facility Letter or these Standard Terms and Conditions is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the legality, validity or enforceability of any other provision of the Facility Letter and these Standard Terms and Conditions or the legality, validity or enforceability of such provision in any other jurisdiction.

21. Assignment

21.1	The Borrower may not assign or transfer all or any of its rights, benefits or obligations under or referred to in the Facility Letter and these Standard Terms and Conditions without the Bank’s prior written consent.

21.2	The Bank may at any time assign or transfer to any person all or any of its rights, benefits or obligations under or referred to in the Facility Letter and these Standard Terms and Conditions or change its lending office.

22.	Changes in Circumstances

Without prejudice to other provisions in the Facility Letter or these Standard Terms and Conditions, if at any time the Bank determines that it is or will become unlawful or contrary to any directive of any agency of any state for it to continue with its obligations under the Facility Letter or if in the Bank’s opinion there is a material change in market conditions including increased cost of funds which does not adequately reflect the costs to the Bank of obtaining funding for or makes it unfeasible for the Bank to continue with its obligations under the Facility Letter, the Bank may notify the Borrower of the same in writing and thereupon (unless the Borrower and the Bank reach a suitable alternative arrangement) the Bank‘s obligations shall be cancelled and the Borrower shall repay the indebtedness and accrued interest thereon and any other sum due to the Bank under the Facility Letter.

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23.	Certificate by the Bank

A certificate in writing signed by a manager or other duly authorized officer of the Bank stating the interest rate and the amount at any particular time due and payable by the Borrower to the Bank under the Facility Letter, and any other certificate, determination or opinion of the Bank provided in relation to the Facilities, save to the extent of manifest error, shall be conclusive and binding on the Borrower.

24.	Amendment

The Bank may, at its absolute discretion, by notice to the Borrower vary, amend or supplement (i) these Standard Terms and Conditions and (ii) if relating to any interest, charges, commissions or fees, the terms of any Facility Letter and/or Facilities. Such variation, amendment or supplement shall take effect on the date of the notice setting out details of such variation, amendment or supplement or, if later, the date specified in the notice.

25.	Inconsistency

25.1	In the event of any inconsistency between these Standard Terms and Conditions and any Supplement, the relevant Supplement shall prevail.

25.2	In the event of any inconsistency between the Facility Letter and these Standard Terms and Conditions, the Facility Letter shall prevail.

26.	Force Majeure

Without prejudice to other provisions in the Facility Letter or these Standard Terms and Conditions, in the event of the Bank directly or indirectly being rendered unable by reason of force majeure to grant or continue granting the Facilities or any part thereof to the Borrower, such Facilities or any part thereof not utilized whether or not notification, request or application whatsoever has been given to the Bank to drawdown or utilize the Facilities shall cease to be available to the Borrower, and in the case of outstanding transactions, the due date of such transactions shall be postponed until such impediment has ceased to exist, without any liabilities to the Bank. Notwithstanding the occurrence of an event or events of force majeure, interest shall nevertheless continue to accrue on all outstanding transactions until the Bank has received payment for the same.

Force majeure shall mean and include such changes or events of national or international, financial, political or economic conditions or currency availability or exchange rates or exchange controls as (in any case) would make it impossible, unlawful or contrary to any requirement of or request from any central bank or other fiscal monetary authority (whether or not having the force of law) for the Bank to grant or continue granting the Facilities to the Borrower or for the Bank to perform any outstanding transactions, or acts of God, strikes, lockouts, boycotts, blockades (whether or not such strikes, lockouts, boycotts or blockades effected by or upon the Bank or its employees), industrial disturbances, acts of the public enemy, wars (whether declared or not), blockades, insurrections, riots, epidemics, earthquakes, fires, storms, floods, other natural catastrophe, civil disturbances, governmental regulations and any other causes whether of the kind herein mentioned or otherwise not within the control of the Bank.

The Bank shall not be responsible for any damages resulting from any force majeure, no matter how initiated.

Upon occurrence of any event of force majeure, the Bank shall be entitled to demand repayment of all outstandings under the Facilities, and the Bank shall not in any circumstances be liable to the Borrower in respect of any loss or damage suffered by the Borrower as a result of the Bank exercising this right.

27.	Governing Law and Jurisdiction

27.1	The Facility Letter, these Standard Terms and Conditions and the Facilities shall be governed by and construed in accordance with the laws of Hong Kong. The Borrower irrevocably submits to the non-exclusive jurisdiction of Hong Kong courts.

27.2	If the Borrower is not ordinarily resident in Hong Kong or a company incorporated under the laws of Hong Kong or a foreign company registered under the Companies Ordinance (Cap. 622, Laws of Hong Kong), the Borrower hereby appoints a process agent (as notified to the Bank) to accept service of any legal process in Hong Kong in connection with the Facilities. The Borrower agrees that any writ, summons, order, judgment or other document shall be deemed duly and sufficiently served on the Borrower when left at or sent by post to the address of the process agent last known to the Bank. The foregoing shall not limit the Bank’s right to serve process on the Borrower by any other mode of service.

28.	Foreign Exchange

28.1	Purpose

All foreign exchange facilities provided by the Bank to the Borrower are for the Borrower’s utilization to cover interest or exchange rate exposure incurred in the normal course of the Borrower’s business.

28.2	Utilization

The aggregate amount of utilization under any foreign exchange facility provided by the Bank to the Borrower will be calculated by the Bank on a risk-weighted basis using the Bank’s standard risk-weighting algorithms. These will use different weightings for different products, but for a deal of any given nominal amount of a particular product these weightings will be lower for deals of shorter maturities and for deals where the value of a contract on a mark-to-market basis is in favour of the Borrower. The Bank will be pleased to advise the Borrower at any time of the Borrower’s current utilization under the limits stated in the Facility Letter. The amount of any and each utilization available to the Borrower shall be calculated by the Bank which calculation shall be conclusive.

28.3	Inconsistency with ISDA Master Agreement

In the event of any inconsistency between the Facility Letter and the ISDA Master Agreement made between the Borrower and the Bank, the Facility Letter shall prevail and the provisions of the ISDA Master Agreement shall be amended to the extent of such inconsistency.

28.4	Authorized Signatories

The Borrower shall at the Bank’s request from time to time submit to the Bank the names and specimen signatures of the authorized signatories ("Authorized Signatories") who are authorized to enter into any foreign exchange transaction orally or in writing and to execute any document in relation to such transaction on behalf of the Borrower, including remittance instructions.

28.5	Instructions

The Bank shall agree with the Borrower in writing the use of a password from time to time such that one password shall be in use at any one time and any change in the password shall automatically cancel the validity of the password previously in use. The Bank shall at all times when the Bank’s dealing room is in operation be authorized to act on the instructions given verbally by telephone by any one of the Authorized Signatories provided that the valid password is quoted. The Bank may at its absolute discretion determine that some or all of the Authorized Signatories do not need to quote the password and the Bank shall be authorized to act on their instructions/orders without the password being quoted. The Borrower expressly agrees to be conclusively bound by and liable for all the instructions/orders of an Authorised Signatory and all the instructions/orders which the Bank reasonably believes are those of an Authorised Signatory. In the event of dispute, the Borrower agrees to accept the Bank’s tape recordings as conclusive evidence of the instructions/orders given verbally by telephone.

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28.6	Confirmations

The Bank shall provide the Borrower with a written confirmation of each foreign exchange transaction effected under the Facilities (“FX Transaction”). Any delay or failure in delivering a confirmation shall not affect the validity of the relevant FX Transaction. In the absence of manifest error, all confirmations and statements sent by the Bank shall be conclusive and binding on the Borrower unless, within one Business Day of receipt, notice in writing is given to the Bank of any objection.

Each confirmation issued in respect of a FX Transaction should be checked by the Borrower upon receipt with a copy of which signed and returned to the Bank.

28.7	Bank’s rights

The Bank shall have an overriding right to call for cash cover on demand and/or to close out any or all FX Transactions outstanding at any time without further reference to the Borrower and to demand settlement of any balance owing by the Borrower to the Bank.

29.	Loan Facility

29.1	Purpose

Each term loan, revolving loan, property instalment loan or other loan facility made available by the Bank to the Borrower shall be used by the Borrower solely for the purpose specified in the Facility Letter.

29.2	Drawdown

29.2a	For any term loan or revolving loan facility which allows multi-currencies drawdown, the following provisions shall apply:-

(i)	For the purpose of calculating the limit available for drawdown, all non-Hong Kong dollar advances outstanding and intended non-Hong Kong dollar drawdown shall be calculated as the equivalent of the Hong Kong dollar amount at the spot T/T selling rate as quoted by the Bank on the date of drawdown. If as a result of such calculation the intended drawdown (in Hong Kong dollar or other currencies) cause the limit of the facility to be exceeded, the drawdown notice shall be deemed not to have been served.

(ii)	For the purpose of determining whether the limit of the facility has been exceeded, on the last day of each interest period (the “Calculation Date”) the aggregate of all non-Hong Kong dollar advances outstanding will be calculated as the equivalent of the Hong Kong dollar at the spot T/T selling rate of the relevant currency as quoted by the Bank on the Calculation Date. The effective limit of the facility shall be reduced: (i) by amount undrawn at the end of the availability period, (ii) in accordance with the relevant repayment provision and (iii) by any prepayment made by the Borrower. If as a result of such calculation the limit of the facility is exceeded, the Borrower shall repay such excess within 3 Business Days upon notification by the Bank. Amount repaid to reduce limit excess cannot be re-borrowed.

29.2b	Any undrawn amount after the availability period shall be cancelled.

29.2c	In respect of any term loan facility, no amount repaid or prepaid can be reborrowed.

29.2d	In respect of any term loan or revolving loan facility, no loan or interest period shall extend beyond the relevant final maturity date.

29.2e	The Borrower shall on demand indemnify the Bank, without prejudice to any of the Bank’s other rights under these Standard Terms and Conditions, against any loss, cost (including but not limited to any break funding costs) or expense sustained or incurred by the Bank as a result of any advances or drawings not being made for any reason after a drawdown notice or notification has been given.

29.3	Interest

Interest shall be calculated on the basis of the actual number of days elapsed and (in respect of loans in Hong Kong dollars) a 365-day year or (in respect of loans in currency other than Hong Kong dollars) a 360-day year. Interest shall be calculated up to but excluding an interest payment date.

29.4	Repayment

29.4a	If any repayment date falls on a day which is not a Business Day, repayment shall be made on the next Business Day unless such Business Day falls on the next calendar month in which case repayment shall be made on the preceding Business Day.

29.4b	In respect of any property instalment loan:-

(i)	If a monthly instalment due date falls on a day which is not a Business Day, the instalment due date shall fall on the next Business Day, unless that next Business Day falls on the next calendar month in which case the instalment due date shall fall on the preceding Business Day. Interest shall be calculated up to but excluding the date on which an instalment is due and payable. Notwithstanding any contrary provisions in the legal charge over the property, any change in the Bank’s best lending rate will be effective on the date on which the change in that rate takes effect and in the event of such change either the amount of monthly instalment or the number of monthly instalments may be varied by the Bank by giving written notice to the Borrower (together with a revised repayment schedule) and the revision shall be effective on the date specified in the notice. If the amount of the instalment is inadequate to cover the interest accrued on the loan during the instalment period, the shortfall shall be carried forward to form part of the accrued interest payable in the subsequent instalments. Overdue instalment payment will be subject to a late charge. On the final instalment due date, the Borrower shall pay to the Bank all outstanding principal, accrued interest and all other sums then due and payable to the Bank.

(ii)	Instalments shall be applied first towards payment of interest due on the outstanding loan; next (but only if the Bank shall elect to do so) in repayment of any sums, other than the principal, due and owing by the Borrower to the Bank in respect of the loan; and the balance (if any) shall be applied in reduction of the outstanding principal of the loan.

29.4c	The Borrower shall on demand indemnify the Bank, without prejudice to any of the Bank’s other rights under these Standard Terms and Conditions, against any loss, cost (including but not limited to any break funding costs) or expense sustained or incurred by the Bank as a result of all or any part of a loan being repaid or prepaid on a day which is not an interest payment date.

29.4d	If the Bank receives any payment which is insufficient to discharge all the amounts then due and payable by the Borrower to the Bank under the Facilities, the Bank may apply that payment in such manner and in such order as the Bank may consider appropriate, which shall override any appropriation by the Borrower.

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